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                                                                      Exhibit 12
                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)

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                                        Thirteen Weeks Ended
                                   ----------------------------------
                                   August 25, 1996   August 27, 1995

                                   ----------------------------------
Consolidated Earnings from
Operations before Restructuring
Charges and Income Taxes...........    $28,893        $52,004
Plus Fixed Charges.................      9,588         10,467
Less Capitalized Interest..........       (455)          (583)
                                       --------       --------

Consolidated Earnings from
Operations before Restructuring
Charges and Income Taxes
Available to Cover Fixed Charges...    $38,026        $61,888
                                       =======        =======
Ratio of Consolidated  Earnings to
Fixed Charges......................       3.97           5.91
                                       =======        =======



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